Exhibit 99.15
AMENDED AND RESTATED ELENDER SERVICES AGREEMENT
     This Amended and Restated eLender Services Agreement (this “Agreement”) effective as of March 4, 2005 (the “Effective Date”) is entered into among Fidelity National Information Services, LLC, a Delaware limited liability company (“FISLLC”), and LSI Title Company, a California corporation and a subsidiary of FISLLC (“LSI”), on the one hand; and Fidelity National Title Group, Inc., a Delaware corporation (“FNT”), and Rocky Mountain Support Services, Inc., an Arizona corporation and a subsidiary of FNT (“RMSS”), on the other hand. Each of FISLLC, LSI, FNT, and RMSS shall hereinafter be referred to as a “Party” and, collectively, as the “Parties.”
     WHEREAS, LSI has been developing software known among the Parties as “eLenderSolutions” as more particularly described on Schedule B (“eLenderSolutions”); and
     WHEREAS, RMSS and LSI have each paid for a portion of the development of eLenderSolutions; and
     WHEREAS, the Parties believe that it is in their respective interests to share in the ownership of eLenderSolutions, as equal owners of an undivided interest in the incomplete eLenderSolutions software (the “eLender Software”); and
     WHEREAS, LSI and RMSS previously entered into a Cross Conveyance and Joint Ownership Agreement dated as of March 4, 2005, as amended and restated as of September 14, 2005, and as further amended and restated as of February 1, 2006 (as so amended and restated, the “Prior Joint Ownership Agreement”), with respect to the shared ownership of eLenderSolutions, and wish to amend and restate the Prior Joint Ownership Agreement pursuant hereto; and
     WHEREAS, LSI is willing to undertake further development of the eLender Software, including the pursuit by LSI of completion of Release 1.0 of the eLender Software and delivery to RMSS that version of the eLender Software that will perform in accordance with the specifications described in Schedule C (the “eLender Specifications”), together with the related eLender documentation describing the eLender Software and those eLender Specifications (“Release 1.0 of the eLender Software”); and
     WHEREAS, LSI and RMSS previously entered into an eLender Solutions Software Development and Property Allocation Agreement dated as of March 4, 2005, as amended and restated as of November 22, 2005, and as further amended and restated as of February 1, 2006 (as so amended and restated, the “Prior Software Development Agreement”), with respect to the development of the eLender Software, and wish to amend and restate the Prior Software Development Agreement pursuant hereto; and
     WHEREAS, FISLLC and Fidelity National Financial, Inc., a Delaware corporation (“FNF”), as the parent company of FNT and its subsidiaries, entered into a License and Services Agreement dated as of March 4, 2005, as assigned by FNF to FNT and novated between FNT and FISLLC as of September 27, 2005, and as amended and restated as of February 1, 2006 (as so assigned, novated, amended and restated, the “Prior LSA Agreement”, and together with the Prior Joint Ownership Agreement and the Prior Software Development Agreement, collectively, the “Prior Agreements”), with respect to the use of certain software and the provision of certain services relating to FISLLC’s business known as the “lenders services business” (the “LSI business”), and wish to amend and restate the Prior LSA Agreement pursuant hereto; and
     WHEREAS, capitalized terms not otherwise defined herein have the meanings ascribed thereto in Schedule A;
     NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
GRANT OF JOINT OWNERSHIP IN ELENDER SOLUTIONS SOFTWARE
     Section 1.1 Joint Ownership Grant.
               1.1.1 Grant of eLenderSolutions IP. Each of LSI and RMSS grants, conveys, assigns and sets over to the other, and each of LSI and RMSS accepts from the other, any and all rights that each has in eLenderSolutions, such that both LSI and RMSS have an undivided interest in and are joint owners of all right, title and interest, including copyrights, in and to eLenderSolutions and any related eLender documentation held by either of them heretofore.
               1.1.2 No Duty. Notwithstanding the undivided half interests of LSI and RMSS in eLenderSolutions, the Parties shall have no duty of accounting to one another with regard to revenue derived from any license, transfer or other transaction involving eLenderSolutions. Subject to Section 1.4, either LSI or RMSS may license or otherwise exploit eLenderSolutions in any manner it sees fit and need not obtain consent from the other Party to do so, and the Parties shall cooperate with one another in filing for or registering with any relevant governmental authority any proprietary rights, including without limitation copyrights, in eLenderSolutions, and shall execute reasonably promptly any documents or consents necessary for such filings or registrations, provided that any such filings or registrations indicate joint ownership by LSI and RMSS of eLenderSolutions.
     Section 1.2 Development. Pursuant to Article II, each of LSI and RMSS has also agreed to jointly further develop eLenderSolutions.
     Section 1.3 Delivery. Each of LSI and RMSS must deliver a copy of the version of eLenderSolutions in their possession as of the date of this Agreement, including all source code, object code and related eLender documentation, to the other Party within ten (10) days following a written request by such other Party for such delivery.
     Section 1.4 Confidentiality. eLenderSolutions and any related eLender documentation are the confidential and proprietary property of both RMSS and LSI and are specifically subject to the confidentiality provisions set forth in Article V.

     Section 1.5 Further Assurances. Upon request of any Party, the other Parties shall take such actions and execute and deliver such documents as may be reasonably requested to record, perfect, register, or otherwise memorialize the allocation of title in intellectual property contemplated herein, at the expense of the requesting Party.
ARTICLE II
ELENDER SOFTWARE DEVELOPMENT
     Section 2.1 Development & Delivery Undertaking Regarding the eLender Software. LSI shall continue to expend at least that level of effort and resources used prior to the Effective Date, which shall at least represent a commercially reasonable level of effort and resources that are necessary to enable LSI to perform and complete its obligations under this Agreement, in the development hereunder of the eLender Software. Without limiting the foregoing, LSI agrees as follows:
               2.1.1 Professional Work. The service to be provided by LSI to RMSS hereunder shall be performed in a professional and workmanlike manner.
               2.1.2 LSI Original Work Product. The eLender Software and the eLender Work Product (as defined in Section 2.4.2) development shall reflect solely the original work product of LSI unless the inclusion of third-party source code materials is embedded in the eLender Software and is otherwise disclosed in writing in advance to RMSS.
               2.1.3 LSI Contractors. If the services of a consultant or contractor are used by LSI in connection with development of the eLender Software or the eLender Work Product, LSI shall secure all necessary agreements to assure that (i) the title to its work product vests in LSI and, pursuant hereto, in RMSS, and that (ii) consultant or contractor is bound to the duties of confidentiality reasonably similar to those described in this Agreement.
               2.1.4 No Infringement. The eLender Software and the eLender Work Product developed hereunder shall not infringe or misappropriate any intellectual property rights, including without limitation, copyrights, trademarks, trade secrets or patents, or contractual rights of any third party.
               2.1.5 No Interference. Each item of the eLender Software developed hereunder shall be delivered free of undisclosed trapdoors, Trojan horses, time bombs, time outs, spyware, viruses or other code which, with the passage of time, in the absence of action or upon a trigger, would interfere with the normal use of, or access to, any file, datum or system.
     Section 2.2 eLender Progress Meetings. Designated representatives of LSI and RMSS shall meet monthly or as often as otherwise agreed during the eLender Development Term to discuss the status of the eLender Software development. LSI shall provide to RMSS, in a format mutually agreed upon by LSI and RMSS, and within one (1) day of the monthly meeting, a written status report describing the current Release of the eLender Software then being developed and the related eLender Documentation development progress.

     Section 2.3 eLender Release 1.0.
               2.3.1 Obligation to Deliver. LSI was obligated under the Prior Software Development Agreement to deliver Release 1.0 of the eLender Software, together with basic eLender documentation relating thereto (the “eLender Documentation”), to RMSS on or before August 31, 2005 and LSI made that delivery as required. LSI reserves the right to propose changes to the eLender Specifications of Release 1.0 of the eLender Software to conform it to LSI’s ongoing business requirements. Such proposed eLender Specification changes must be presented in writing and RMSS shall have an opportunity to provide technical or functional feedback on those proposed changes for good-faith consideration by LSI. Upon RMSS’ written approval, which approval shall not be unreasonably withheld or delayed, the new specifications shall become the eLender Specifications for purposes of this Article.
               2.3.2 Release 1.0 Testing. In order to enable RMSS to confirm that Release 1.0 of the eLender Software performs in accordance with its eLender Specifications and that the eLender Documentation is reasonably complete as to the major functions of Release 1.0 of the eLender Software and is substantially accurate, LSI agrees to make available to RMSS, at LSI’s expense for a mutually agreeable time period, testing in LSI’s staging environment in order to allow RMSS to analyze and evaluate all components of Release 1.0 and to confirm whether Release 1.0 meets the eLender Specifications with no severity one or two errors. LSI also agrees to provide RMSS at no additional cost a mutually agreeable number of LSI personnel to provide technical assistance and support in operating the LSI staging environment and in testing and evaluating whether Release 1.0 meets the eLender Specifications with no severity one or two errors. RMSS shall have thirty (30) days from the date the test environment is ready in which to confirm that Release 1.0 of the eLender Software performs in accordance with its eLender Specifications with no severity one or two errors and that the eLender Documentation is reasonably complete as to the major functions of the eLender Software and is substantially accurate. If RMSS reasonably believes that the Release 1.0 of the eLender Software does not perform in accordance with the eLender Specifications with no severity one or two errors and/or that the eLender Documentation is not reasonably complete as to the major functions of Release 1.0 of the eLender Software or is substantially inaccurate, RMSS shall so inform LSI in a detailed writing of the areas of nonconformance. LSI shall use commercially reasonable efforts utilizing its applicable existing personnel who are performing eLender Software development services under this Article to revise Release 1.0 of the eLender Software to make it conform to the eLender Specifications with no severity one or two errors and/or revise the eLender Documentation to be reasonably complete as to the major functions of Release 1.0 of the eLender Software and substantially accurate. LSI will use commercially reasonable efforts to promptly complete such revisions. RMSS shall cooperate with LSI’s revision efforts as reasonably requested by LSI. Upon delivery of a revised version of Release 1.0 of the eLender Software and/or the eLender Documentation, RMSS shall have a thirty (30) day period in which to re-evaluate and test the revised Release 1.0 of the eLender Software to determine if LSI corrected those nonconformities described in writing by RMSS. If RMSS informs LSI that one or more nonconformities were not corrected, then LSI and RMSS shall repeat the process outlined in the immediately preceding four sentences. Both LSI and RMSS will cooperate in good faith to apply any agreed testing criteria for Release 1.0 of the eLender Software. Upon RMSS’ confirmation that Release 1.0 of the eLender Software has successfully performed in accordance with the eLender Specifications with no severity one or two errors, which confirmation will not be unreasonably withheld or delayed, the eLender Software will be deemed

“Accepted.” Notwithstanding RMSS’ acceptance testing rights, LSI may use Release 1.0 of the eLender Software in production to support LSI’s own business at any time.
     Section 2.4 eLender Release 2.0.
               2.4.1 Obligation to Deliver. Schedule D sets forth the functionality and estimated date by which LSI will deliver Release 2.0 of the eLender Software to RMSS. For the avoidance of doubt, the functionality contained in Release 2.0 will be in addition to the functionality that exists in Release 1.0. LSI shall not delete any functionality from Release 1.0 in Release 2.0. Further, regardless of the final functionality contained within Release 2.0, LSI, for the avoidance of doubt, shall provide to RMSS the same version of eLender Solutions software that LSI is using in production internally, excluding other appraisal and valuation functionality and customer specific modifications, unless as otherwise mutually agreed upon by LSI and RMSS. In order to enable RMSS to confirm that Release 2.0 of the eLender Software performs in accordance with its eLender Specifications and that the eLender Documentation is reasonably complete as to the major functions of Release 2.0 of the eLender Software and is substantially accurate, LSI agrees to (a) make available to RMSS at LSI’s expense for a mutually agreeable time period, testing in LSI’s staging environment in order to allow, (b) build a fully functioning test environment in accordance with RMSS’s specifications and at RMSS’s sole cost to allow, or (c) provide the specifications to RMSS to enable RMSS to build a fully functioning test environment to allow, in each case, RMSS to analyze and evaluate all components of Release 2.0 and to confirm whether Release 2.0 meets the eLender Specifications with no severity one or two errors. LSI also agrees to provide RMSS at no additional cost, a mutually agreeable number of LSI personnel to provide technical assistance and support in operating the LSI staging or test environment and in testing and evaluating whether Release 2.0 meets the eLender Specifications with no severity one or two errors. RMSS shall have thirty (30) days from the date the test environment is ready in which to confirm that Release 2.0 of the eLender Software performs in accordance with its eLender Specifications with no severity one or two errors and that the eLender Documentation is reasonably complete as to the major functions of the eLender Software and is substantially accurate. If RMSS reasonably believes that the Release 2.0 of the eLender Software does not perform in accordance with the eLender Specifications with no severity one or two errors and/or that the eLender Documentation is not reasonably complete as to the major functions of Release 2.0 of the eLender Software or is substantially inaccurate, RMSS shall so inform LSI in a detailed writing of the areas of nonconformance. LSI shall use commercially reasonable efforts utilizing its applicable existing personnel who are performing eLender Software development services under this Article to revise Release 2.0 of the eLender Software to make it conform to the eLender Specifications with no severity one or two errors and/or revise the eLender Documentation to be reasonably complete as to the major functions of Release 2.0 of the eLender Software and substantially accurate. LSI will use commercially reasonable efforts to promptly complete such revisions. RMSS shall cooperate with LSI’s revision efforts as reasonably requested by LSI. Upon delivery of a revised version of Release 2.0 of the eLender Software and/or the eLender Documentation, RMSS shall have a thirty (30) day period in which to re-evaluate and test the revised Release 2.0 of the eLender Software to determine if LSI corrected those nonconformities described in writing by RMSS. If RMSS informs LSI that one or more nonconformities were not corrected, then LSI and RMSS shall repeat the process outlined in the immediately preceding four sentences. Both LSI and RMSS will cooperate in good faith to apply any agreed testing criteria for Release 2.0 of the eLender

Software. Upon RMSS’ confirmation that Release 2.0 of the eLender Software has successfully performed in accordance with the eLender Specifications with no severity one or two errors, which confirmation will not be unreasonably withheld or delayed, the eLender Software will be deemed “Accepted.” Notwithstanding RMSS’ acceptance testing rights, LSI may use Release 2.0 of the eLender Software in production to support LSI’s own business at any time.
               2.4.2 2.0 Deliverables. LSI shall deliver to RMSS a copy of the current relevant work product, including by way of example but not limitation, source and executable code (in formats reasonably requested by RMSS); flow charts and program diagrams; programmer notes; source code drops and edits; test suites, criteria, data and results; and a copy of all eLender Specifications and eLender Documentation, including drafts thereof (collectively the “eLender Work Product”) theretofore developed by LSI within seven (7) Business Days following completion of each release, which is presently scheduled in each even calendar month. This delivery obligation applies to all Releases and also to all interim developments or improvements regardless whether they are still in development. If LSI does not make such delivery at least once per calendar quarter, then RMSS may request such a delivery upon written request to LSI. Regardless of the specific calendar month involved or RMSS’ request, the same duty of delivery shall be due as of, and within seven (7) Business Days following, the close of business on [new date] and on the close of business on the last day of the eLender Development Term. The Parties agree that the failure of LSI to comply with this Section will result in irreparable harm to RMSS, which harm is not capable of full compensation by the payment of monetary damages, and therefore, RMSS shall be entitled to seek the granting of injunctive relief, including, but not limited to a preliminary injunction, for the limited purpose of mandating compliance with this Section without the requirement of RMSS’ posting of bond to address any such failure by LSI.
     Section 2.5 Development of eLender Software Beyond Release 2.0.
               2.5.1 Further Joint Development. During the eLender Development Term but after Acceptance of Release 2.0, LSI agrees to continue to further develop and enhance the eLender Software in a manner and timeframe consistent with LSI’s business objectives. Promptly following RMSS’ or LSI’s request and from time to time thereafter, LSI and RMSS shall promptly commence meeting, on a schedule to be agreed at that time, to discuss the features, functions, and timing of any such new development. LSI shall have the same obligations as stated in Section 2.1 to share eLender Specifications with RMSS as to such new developments and RMSS shall have the right to provide technical or functional feedback or input with respect to such new development direction for good-faith consideration by LSI, but ultimately LSI shall have the final decision on the scope and timing of future development of the eLender Software undertaken by LSI. After LSI establishes the future development direction of the eLender Software, it shall provide RMSS with the applicable development specifications, at which time, and unless otherwise agreed to by LSI and RMSS, the terms and conditions of Section 2.3 with respect to the Release 1.0 of the eLender Software will apply to this new development for the remainder of the eLender Development Term, as extended by mutual agreement of LSI and RMSS. LSI shall be continually obligated to deliver all eLender Work Product pursuant to Section 2.4.2 as to all such new development during the remainder of the eLender Development Term.

               2.5.2 Discontinuance of Joint Development. In the event that LSI and RMSS do not agree to continue their joint development arrangement beyond the eLender Development Term, LSI, for a two (2) year period thereafter and when requested by RMSS, agrees to offer and provide access to RMSS to all such eLender Work Product including any subsequent releases of the eLender Software or LSI internally developed Software on commercially reasonable license terms and for fair compensation (lower than that otherwise commercially or publicly offered) which takes into account (i) RMSS’ role in payment to LSI for development of the eLender Software during the eLender Development Term, (ii) RMSS’ joint/co-ownership of the eLender Software developed during the eLender Development Term, and (iii) the function and substance of the improvements over the eLender Software developed during the eLender Development Term, but in an amount not less than the product of $500,000 multiplied by the number of whole or partial months between the date in which LSI and RMSS did not agree to continue their joint development arrangement and the month in which RMSS pays LSI the mutually agreeable license fee.
     Section 2.6 Production Back Office.
               2.6.1 Exclusivity. In the event that RMSS elects to utilize the rules engine component of Release 1.0 of the eLender Software in production, then RMSS agrees that it will only utilize LSI services, and not the data and services of any other third party, with respect to the use of such rules engine. Similarly, if in connection with providing such services to RMSS, LSI needs to obtain any “Starters” and “L&Vs” from FNT under that certain Amended and Restated Starters Repository Access Agreement dated as of February 1, 2006 (the “Starters Agreement”) between FNT and FIS, then RMSS agrees either to reimburse LSI for the fees paid to FNT for access to the Starters and L&V under the Starters Agreement, or to cause FNT not to charge FIS for the fees to access the Starters and L&Vs under the Starters Agreement.
               2.6.2 Proposal to Purchase. If RMSS desires to purchase production back office processing services with respect to its use of the eLender Software during the eLender Development Term, it shall so inform LSI and provide LSI with the opportunity to make a detailed commercial proposal to provide such services.
     Section 2.7 Term of eLender Software Development. Unless earlier terminated as contemplated herein or extended by the mutual agreement of LSI and RMSS, the Parties obligations under this Article shall continue until December 31, 2006 (the “eLender Development Term”); provided that RMSS may extend the eLender Development Term by successive increments of one calendar year starting January 1, 2007 through December 31, 2007 upon written notice to LSI delivered at least ninety (90) days prior to any impending termination date. Neither termination pursuant to Section 2.8 of the obligations relating to the development of the eLender Software nor expiration of the eLender Development Term shall terminate any obligations accrued hereunder prior to such time. The expiration of the eLender Development Term shall not affect the continued effectiveness of any remaining provisions of this Agreement that have not so expired.

     Section 2.8 Termination.
               2.8.1 Mutual Agreement. The parties may terminate the obligations and responsibilities pursuant to this Article regarding the development of the eLender Software at any time upon mutual agreement by written consent. Such termination shall not affect the continued effectiveness of any remaining provisions of this Agreement that have not been so terminated.
               2.8.2 Default. If either LSI or RMSS fails to perform any of its material obligations under this Article and does not cure such failure within thirty (30) days of receipt (or, if a cure could not reasonably be completed in thirty (30) days, but the other applicable Party is diligently pursuing a cure, then within sixty (60) days) of notice of default), then the non-defaulting Party may, by prior written notice given on or before the tenth (10th) day prior to the last day of the cure period, terminate its obligations under this Article effective on the last day of the cure period (or such other later date as the non-defaulting Party shall so indicate in its notice of termination). Such termination shall not affect the continued effectiveness of any remaining provisions of this Agreement that have not been so terminated.
     Section 2.9 Compensation for eLender Software Development.
               2.9.1 Monthly Payment. For LSI’s eLender Software development services pursuant to this Article, RMSS agrees to pay LS1 Five Hundred Thousand United States Dollars (US$500,000) per calendar month until December 31, 2006. RMSS shall pay LSI within thirty (30) days of receipt of invoice.
               2.9.2 Maintenance. Following Acceptance and for the duration of the eLender Development Term, LSI shall offer maintenance for the eLender Software, as described in Schedule E, for no incremental fee. Any related professional services for custom development, conversion, integration, hosting or training assistance shall be performed pursuant to further agreement between LSI and RMSS. LSI and RMSS may also further agree for provision of maintenance services after the eLender Development Term as relates to any new Software delivered pursuant to Section 2.5.2 above for fair compensation (lower than that otherwise commercially or publicly offered) which takes into account (i) RMSS’ role in payment to LSI for development of the eLender Software during the eLender Development Term, (ii) RMSS’ joint/co-ownership of the eLender Software developed during the eLender Development Term, and (iii) the function and substance of the improvements over the eLender Software developed during the eLender Development Term, but in an amount not less than the product of $500,000 multiplied by the number of whole or partial months between the date in which LSI and RMSS did not agree to continue their joint development arrangement and the month in which RMSS pays LSI the mutually agreeable license fee. LSI and RMSS intend that RMSS will utilize Release 1.0 of the eLender Software from within the LSI environment. If RMSS elects to maintain and use Release 1.0 of the eLender Software in an RMSS environment, RMSS shall bear the costs of any third party hardware and software necessary to establish and run the eLender Software in RMSS’ environment.

     Section 2.10 Title in Developments.
               2.10.1 Undivided Interest. Each of RMSS and LSI shall own an undivided interest in the eLender Software (including Release 1.0 of the eLender Software and any subsequent development of the eLender Software during the eLender Development Term), and related eLender Documentation as joint or co-owners but without any duty of accounting to the other for any commercial or third-party revenue, profits or savings derived from the eLender Software as it is further developed and enhanced hereunder and as it exists upon termination of this Article, maintaining the allocation of title established by Article I. During the eLender Development Term, LSI hereby makes a continuing assignment of an undivided joint or co-ownership interest in its eLender Software (including Release 1.0 of the eLender Software and subsequent development of the eLender Software during the eLender Development Term), the eLender Documentation and all eLender Work Product hereunder including without limitation related know-how, concepts, inventions, copyrights, source and object code. The foregoing continuing assignment shall cease upon termination hereof but the allocation of property subject to the assignment to such date shall be unaffected thereby.
               2.10.2 Use of eLender Work Product. Subject to the work standards and covenants set forth in Section 2.1, and taking into account the eLender Work Product delivery obligations of LSI set forth in Sections 2.4.2 and 2.5.2, each of LSI and RMSS may use the work product arising hereunder and co-owned by it in any manner it may choose, including without limitation development of derivative works. Neither LSI nor RMSS shall have to account to the other for any revenue, savings or profits it may make from exploitation of such work product within the terms of permitted use hereunder.
               2.10.3 Cooperation. From time to time, upon request of either LSI or RMSS, at the expense of the requesting Party, the other Party shall take such actions and execute and deliver such documents, as the requesting Party may reasonably specify for purposes of recording, perfecting or otherwise memorializing the foregoing allocation of property interest. Subject to Section 2.11, LSI and RMSS agree to cooperate in good faith to make any copyright, trademark or patent applications in the name of LSI relating to the eLender Software and the eLender Documentation as may be requested by either LSI or RMSS. The requesting Party shall pay for such applications but the cooperating Party shall do so at its own expense. LSI and RMSS may agree to apportion such application, maintenance, renewal costs as may be prudent pursuant to a joint plan for enforcement of such rights, subject to Section 2.11. Such copyright or patent applications shall be assigned to both LSI and RMSS to reflect their joint-ownership status. Such trademark applications shall be made in the name of LSI with a corresponding agreement between LSI and RMSS for a fully paid, non-revocable license right to use and/or sublicense to RMSS any such trademarks in a manner so as to maintain the required quality control to keep such trademarks viable.
     Section 2.11 Infringements by Third Parties and Defense of Claims of Invalidity.
               2.11.1 Cooperation on Infringement Prosecution. Subject to the rights of each of LSI and RMSS to contract with third parties without any duty to account as set forth in Section 2.10, the parties shall cooperate reasonably in the prosecution of infringers of the eLender Software or any related proprietary rights. If LSI and RMSS cannot agree to pursue an purported infringer, the Party wishing to pursue such infringer on its own may do so at its own expense (and to its own benefit), and the other Party shall, to the extent necessary, assign its right to pursue such a claim to the pursuing Party. If only one Party pursues such an infringer, the other Party agrees to cooperate in good faith in the prosecution of such claims or action at its expense as may be reasonably requested by the Party pursuing such claim. Likewise, both LSI and RMSS agree to cooperate at their own expense to the extent any third party makes any claim for invalidity, re-examination, opposition, cancellation or other action to strike or invalidate the eLender Software or any related proprietary rights.
               2.11.2 Unilateral Pursuit. Notwithstanding the foregoing, if either LSI or RMSS unilaterally pursuing a purported infringer is the subject of a judgment invalidating or derogating in any material way from the value of the eLender Software to the Party having elected not to pursue such enforcement, the non-pursuing Party may initiate binding arbitration, pursuant to Article VII, to determine the diminution in value to it of the eLender Software in light of the aforementioned judgment, and to recover from the Party having elected to pursue a claim, an equal amount.
ARTICLE III
LSI PROCESSES
     Section 3.1 Grant of LSI License; Delivery of LSI Processes and LSI Documentation.
               3.1.1 Grant of LSI License. Subject to FNT’s full payment, as due, of fees listed in Schedule I, FISLLC hereby grants to FNT for the benefit of the Subsidiaries of FNT indicated on Schedule H (collectively, the “Permitted Subsidiaries”), and FNT for the benefit of the Permitted Subsidiaries accepts from FISLLC, a nonexclusive license (the “LSI License”) (except as otherwise provided for in this Article) for the LSI License and Services Term, to use the LSI Processes more fully described on Schedule F (the “LSI Processes”) and the LSI Documentation for properties located in the geographic areas listed on Schedule G (the “Geographic Area”), subject to the restrictions and obligations set forth herein.
               3.1.2 Deliverables. As requested from time to time, FISLLC agrees to deliver the LSI Processes and the LSI Documentation to FNT for the benefit of the Permitted Subsidiaries.
     Section 3.2 LSI License Use Restrictions.
               3.2.1 No Third Party Distribution. FNT may not sell, lease, assign, transfer, distribute or sublicense the LSI Processes or the LSI Documentation to any third party, except that the LSI Processes and the LSI Documentation may be used for the benefit of the Permitted Subsidiaries.
               3.2.2 No Copies. FNT will not make copies, or similar versions of the LSI Processes or the LSI Documentation or any part thereof without the prior written consent of FISLLC, except in the process of contemplated use, for administrative, archival or disaster recovery backup, and as expressly provided otherwise herein.

               3.2.3 No Copies to Other Persons. FNT may not provide copies of the LSI Processes or the LSI Documentation to any Person not permitted hereunder, except as permitted under Sections 3.2.1 and 3.2.2, and except as to FNT’s or a Permitted Subsidiary’s non-Competitor contractors or subcontractors who have executed nondisclosure terms substantially similar to the confidentiality terms herein.
               3.2.4 No Third Party Access. FNT shall not allow any third party to use or have access to the LSI Processes or the LSI Documentation for any purpose without FISLLC’s prior written consent, except as permitted under Sections 3.2.1 and 3.2.2, and except as to FNT’s or a Permitted Subsidiary’s non-Competitor contractors or subcontractors who have executed nondisclosure terms substantially similar to the confidentiality terms herein.
     Section 3.3 LSI Services by FISLLC to FNT.
               3.3.1 Provision of LSI Management Services. During the LSI License and Services Term, and subject to the terms and conditions hereof, FISLLC shall provide (or cause to be provided) all of the services described in this Section to FNT for the benefit of the Permitted Subsidiaries (individually and collectively, the “LSI Services”). For the avoidance of doubt, the LSI Services are in addition to, and not included within, the scope of services described in that certain Amended and Restated Master Information Technology Services Agreement dated as of February 1, 2006 between Fidelity Information Services, Inc., an Arkansas corporation, and FNT.
               3.3.2 Implementation and Oversight of the LSI Processes. FISLLC agrees to oversee and provide advice to FNT for the benefit of the Permitted Subsidiaries relating to the implementation of the LSI Processes including (x) all processes, personnel and support functions of FNT for the benefit of the Permitted Subsidiaries primarily relating to the implementation and use of the LSI Processes, such oversight and advice shall, include without limitation, the consulting services to FNT for the benefit of the Permitted Subsidiaries relating to computer and database systems, the creation of back-up/disaster recovery procedures and sites, and implementation of appropriate architecture. It is understood by the Parties that the LSI Services to be provided hereunder include (but are not limited to) infrastructure planning and implementation work by FISLLC for FNT for the benefit of the Permitted Subsidiaries. It is anticipated that FISLLC may make recommendations to FNT for the benefit of the Permitted Subsidiaries from time to time as to improvements to the LSI Processes or additional processes to supplement the LSI Processes, which recommendation will be considered by FNT for the benefit of the Permitted Subsidiaries.
               3.3.3 Maintenance of Current Equipment and Software. During the LSI License and Services Term, FISLLC shall be responsible for maintaining the computer hardware and software systems utilized by FNT for the benefit of the Permitted Subsidiaries in their implementation and use of the LSI Processes, including, without limitation, all telephone and communication equipment (such as routers, servers, etc.) utilized by FNT for the benefit of the Permitted Subsidiaries (collectively, the “LSI Process Equipment”). FNT for the benefit of the Permitted Subsidiaries shall maintain the LSI Process Equipment in the same condition (ordinary wear and tear excepted) and to the same quality standards as was applicable to the LSI Process Equipment on the Effective Date. Without limiting the LSI Services to be provided herein, FNT acknowledges that, unless otherwise provided in this Agreement or agreed in writing by the Parties, FNT has no ownership right, title or interest in the LSI Processes.
               3.3.4 Sales Support Services and Implementation of LSI Processes for Third Party Customers. During the LSI License and Services Term and consistent with permitted practices under applicable state insurance law, FISLLC shall provide FNT (for the benefit of the Permitted Subsidiaries) support in connection with marketing of products and services of FNT for the benefit of the Permitted Subsidiaries that require the use by FNT (for the benefit of the Permitted Subsidiaries) of any of the LSI Processes or the implementation or integration of the LSI Processes with third party customers of FNT for the benefit of the Permitted Subsidiaries.
     Section 3.4 LSI Obligations of FNT to FISLLC.
               3.4.1 Exclusive Use of FISLLC LSI Services. With respect to the LSI Processes that FISLLC will provide to FNT for the benefit of the Permitted Subsidiaries, FNT (for the benefit of the Permitted Subsidiaries) agrees to use exclusively the LSI Processes and the LSI Services in the Geographic Areas at all times during the LSI License and Services Term, subject to the termination provisions set forth Section 3.6.
               3.4.2 Access to Title Plants. Following the date hereof, if FNT builds or acquires a title plant with respect to a county described in the Geographic Area, FNT agrees to provide access to that plant to FISLLC on terms no less favorable to FISLLC than contained in other title plant access agreements between FNT and FISLLC, but in all cases upon commercially reasonable terms.
     Section 3.5 LSI License and Services Term. The term of LSI License and the LSI Services, and the obligations of both FNT and FISLLC pursuant to this Article (the “LSI License and Services Term”), shall commence as of the date hereof and continue until the earlier of either (i) such time as FNT has built or acquired a title plant with respect to all counties described in the Geographic Area and provided access to such title plants to FISLLC on terms acceptable to FISLLC in all such counties, or (ii) such time as FISLLC has acquired on its own access to title plants with respect to all counties described within the Geographic Area. Without limiting the foregoing, the expiration of the License and Services Term shall not affect the continued effectiveness of any remaining provisions of this Agreement that have not so expired.
     Section 3.6 Termination. The LSI License and the LSI Services for a particular county described in the Geographic Area or this Article may be terminated prior to the expiration of the LSI License and Services Term as set forth in this Section, provided that any such termination shall not affect the continued effectiveness of any remaining provisions of this Agreement that have not been so terminated:
               3.6.1 Mutual Agreement. The LSI License and the LSI Services for one or more particular counties described in the Geographic Area may be terminated at any time by mutual agreement of the Parties;
               3.6.2 Partial County Termination by FISLLC. FISLLC may, upon at least thirty (30) days prior written notice to FNT, terminate the LSI License and the LSI Services with respect to one or more particular counties described in the Geographic Area after FISLLC has acquired title plant access from FNT or another third party on terms acceptable to FISLLC;
               3.6.3 Automatic Termination as to Permitted Subsidiaries. Rights and obligations of a Permitted Subsidiary shall terminate without further formality or action upon such entity’s ceasing to be a Subsidiary of FNT;
               3.6.4 Termination by FISLLC for Breach by FNT. The LSI License and the LSI Services for one or more particular counties described in the Geographic Area may be terminated at any time by FISLLC, if FNT breaches any material warranty or fails to perform any material obligation owing hereunder, in each case, with respect to the particular county or counties affected, and such breach is not remedied within thirty (30) days after written notice thereof to FNT, in which event the obligation to provide the LSI License and the LSI Services for such affected county or counties shall terminate on the twentieth (20th) business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and FNT is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default;
               3.6.5 Termination by FNT for Breach by FISLLC. The obligations of FNT under this Article for one or more particular counties described in the Geographic Area may be terminated at any time by FNT, if FISLLC breaches any material warranty or fails to perform any material obligation hereunder, in each case, with respect to such county or counties affected, and such breach is not remedied within thirty (30) days after written notice thereof to FISLLC that is in default, in which event the obligation to provide the LSI License and the LSI Services for such affected county or counties shall terminate on the twentieth (20th) business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and FISLLC is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default;
               3.6.6 Termination by FISLLC for FNT Insolvency. The LSI License and the LSI Services may be terminated at any time by FISLLC, if FNT shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (6) take any company action for the purpose of effecting any of the foregoing, in which event the obligation to provide the LSI License and the LSI Services under this Article shall terminate immediately;

               3.6.7 Termination by FNT for FISLLC Insolvency. The obligations of FNT under this Article may be terminated at any time by FNT, if FISLLC shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (6) take any company action for the purpose of effecting any of the foregoing, in which event the obligations of FNT under this Article shall terminate immediately;
               3.6.8 Termination by FISLLC Upon Five Years’ Notice. The LSI License and the LSI Services for one or more particular counties described in the Geographic Area may be terminated by FISLLC, upon 5 years’ prior written notice to FNT, which notice may not be delivered prior to the 5th anniversary of the Effective Date; or
               3.6.9 Termination by FNT Upon Five Years’ Notice. The obligations of FNT under this Article for one or more particular counties described in the Geographic Area may be terminated by FNT, upon 5 years’ prior written notice to FISLLC, which notice may not be delivered prior to the 5th anniversary of the Effective Date.
     Section 3.7 Invoicing and Payments; Past Due Amounts.
               3.7.1 Invoicing and Payment Requirements. Within thirty (30) days following the end of each calendar month, FNT shall prepare and remit to FISLLC a schedule showing the fees which it owes to FISLLC under Schedule I, along with the appropriate payment therefor. FNT shall make all payments to FISLLC by check or wire transfer of immediately available funds to an account or accounts designated by FISLLC. Payment in full shall not preclude later dispute of charges or adjustment of improper payments.
               3.7.2 Past Due Amounts. Subject to Section 3.7.3, any amount not received or disputed by FISLLC by the date payment is due shall be subject to interest on the overdue balance at a rate equal to the sum of (i) the prime rate as published in the Money Rates table in The Wall Street Journal on the date of payment (or the prior date on which The Wall Street Journal was published if not published on the date of payment), plus (ii) one percentage point, accruing from the due date until paid, applied to the outstanding balance from time to time. Any amount paid but later deemed not to have been due, will be repaid or credited with interest on the same terms.
               3.7.3 Time of Performance and Increased Costs for LSI Services. FISLLC’s time of performance under this Article shall be adjusted, if and to the extent reasonably necessary, in the event and to the extent that (i) FNT fails to timely submit material data or materials in the prescribed form or in accordance with the requirements of this Article, (ii) FNT fails to perform on a timely basis, the material functions or other responsibilities of FNT described in this Article, (iii) FNT or any governmental agency authorized to regulate or supervise FNT makes any special request, which is affirmed by FNT and/or compulsory on FISLLC, which affects FISLLC’s normal performance schedule, or (iv) FNT has modified the LSI Processes, the LSI Documentation or the LSI Modifications in a manner affecting FISLLC’s burden. In addition, if any of the above events occur, and such event results in an increased cost to FISLLC, FISLLC shall estimate such increased costs in writing in advance and, upon FNT’s approval, FNT shall be required to pay any and all such reasonable, increased costs to FISLLC upon documented expenditure, up to 110% of the estimate.
               3.7.4 Taxes. All charges and fees to be paid by FNT under this Article are exclusive of any applicable sales, use, service or similar tax which may be assessed currently or in the future on the LSI Processes, the LSI Services or any other related services provided under this Article. If a sales, use, services or a similar tax is assessed on the LSI Processes, the LSI Services, or related services provided to FNT for the benefit of the Permitted Subsidiaries under this Article, FNT will pay directly, reimburse or indemnify FISLLC for such taxes as well as any applicable interest and penalties. FNT shall pay such taxes in addition to the sums otherwise due hereunder. FISLLC shall, to the extent it is aware of taxes, itemize them on a proper VAT, GST or other invoice submitted pursuant to this Article. All property, employment and income taxes based on the assets, employees and net income, respectively, of FISLLC shall be FISLLC’s sole responsibility. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and shall provide and make available to each other any withholding certificates, information regarding the location of use of the LSI Processes or provision of the LSI Services or any other services or sale and any other exemption certificates or information reasonably requested by any Party.
     Section 3.8 Ownership of LSI Processes and the LSI Documentation. From the date the LSI Processes and the LSI Documentation are first disclosed to FNT, and at all times thereafter, as among the Parties, FISLLC and/or its Subsidiaries shall be the sole and exclusive owners of all right, title, and interest in and to the LSI Processes and the LSI Documentation and all LSI Modifications, including, without limitation, all intellectual property and other rights related thereto. The Parties acknowledge that this Agreement in no way limits or restricts FISLLC and its Subsidiaries from developing or marketing on their own or for any third party in the United States or any other country, the LSI Processes and the LSI Documentation or the LSI Modifications, or any similar processes (including, but not limited to, any modification, enhancement, interface, upgrade, change and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto) without payment of any compensation to FNT.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 4.1 Representations and Warranties by All Parties. Each of the Parties represents and warrants to the other Parties as follows:
               4.1.1 Corporate Power and Authority. It has the power and corporate authority to enter into and perform its respective obligations under this Agreement,

               4.1.2 Non-Contravention. Its performance of its obligations under this Agreement does not and will not violate any governmental law, regulation, rule or order, contract, charter or by-law; and
               4.1.3 Notice of Infringement. It has received no written notice of any third party claim or threat of a claim alleging that any part of the eLender Software or any part of the LSI Processes infringes the rights of any third party in any of the United States.
     Section 4.2 Representations and Warranties by FISLLC Only. FISLLC represents and warrants to FNT and RMSS that FISLLC has sufficient right, title and interest (or another Subsidiary of FIS has or will grant to FISLLC sufficient license rights) in the LSI Processes to grant the licenses herein granted.
     Section 4.3 No Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND EACH PARTY AGREES THAT ALL REPRESENTATIONS AND WARRANTIES THAT ARE NOT EXPRESSLY PROVIDED IN THIS AGREEMENT ARE HEREBY EXCLUDED AND DISCLAIMED.
     Section 4.4 Covenants of All Parties. Each Party represents and warrants to the other Parties that it shall perform its respective obligations under this Agreement, including the exhibits and schedules hereto, in a professional and workmanlike manner.
ARTICLE V
CONFIDENTIALITY
     Section 5.1 Confidentiality Obligation. Proprietary Information (i) shall be deemed the property of the disclosing Party (or the Party for whom such data was collected or processed, if any), (ii) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and any ancillary agreements, and (iii) shall be protected by the receiving Party in accordance with the terms of this Article. Each Party shall use the same degree of care and afford the same protections to the Proprietary Information of any other Party as it uses and affords to its own Proprietary Information of a similar nature.
     Section 5.2 Non-Disclosure Covenant. Except as set forth in this Article, no Party shall disclose the Proprietary Information of any other Party in whole or in part, including derivations, to any third party. Proprietary Information shall be held in confidence by the receiving Party and its employees, and shall be disclosed to only those of the receiving Party’s employees and professional advisors who have a need for it in connection with the administration and implementation of this Agreement, including without limitation third party consultants and developers under written obligations of nondisclosure comparable to those herein. Without limiting the foregoing:
     (a) in no event shall FNT or RMSS disclose any Proprietary Information of FISLLC or LSI that relates to the LSI License, the LSI Processes or the LSI Documentation to a Competitor of FISLLC or LSI; and
     (b) in no event shall source code for the eLender Software or derivative works be shared with any third party except under a perpetual duty of nondisclosure.

If the Parties agree to a specific nondisclosure period for a specific document, the disclosing Party shall mark the document with that nondisclosure period. In the absence of a specific period, the duty of confidentiality for (a) object code versions of the eLender Software and related eLender Documentation shall extend until the eLender Software has been Accepted or until termination of the obligations under Article II, (b) LSI Processes and LSI Documentation shall extend in perpetuity, (c) with respect to any other Proprietary Information, shall extend for a period of (5) five years from disclosure.
     Section 5.3 Exceptions. Proprietary Information shall not be deemed proprietary and, subject to the carve-out below, the receiving Party shall have no obligation of nondisclosure with respect to any such information which:
     (a) is or becomes publicly known through no wrongful act, fault or negligence of the receiving Party;
     (b) was disclosed to the receiving Party by a third party that was free of obligations of confidentiality to the Party providing the information;
     (c) is approved for release by written authorization of the disclosing Party;
     (d) was known to the receiving Party prior to receipt of the information;
     (e) was independently developed by the receiving Party without access to or use of the Proprietary Information of the disclosing Party; or
     (f) is publicly disclosed pursuant to a requirement or request of a governmental agency, or disclosure is required by operation of law.
Notwithstanding application of any of the foregoing exceptions, in no event shall FISLLC or LSI treat information comprising nonpublic personal information under the GLB Act as other than Proprietary Information. In addition, each Party shall give notice to the other Parties of any demands to disclose or provide Proprietary Information of the other Party(s) under or pursuant to lawful process prior to disclosing or furnishing such Proprietary Information, and shall cooperate in seeking reasonable protective arrangements.
     Section 5.4 Confidentiality of this Agreement. The Parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or all of the Parties, and agree to limit distribution of this Agreement to those employees of the Parties with a need to know the contents of this Agreement or as required by law or national stock exchange rule. In no event may this Agreement be reproduced or copies shown to any third parties (except counsel, auditors and professional advisors) without the prior written consent of the other Parties, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event the respective parties agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

ARTICLE VI
FORCE MAJEURE, TIME OF PERFORMANCE AND INCREASED COSTS
               Section 6.1 Force Majeure.
               6.1.1 No Liability. No Party shall be held liable for any delay or failure in performance of its obligations under this Agreement from any cause which with the observation of reasonable care, could not have been avoided — which may include, without limitation, acts of civil or military authority, government regulations, government agencies, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, power blackouts affecting facilities (the “Affected Performance”).
               6.1.2 Cooperation and Amendment. Upon the occurrence of a condition described in Section 6.1.1, the Party whose performance is affected shall give written notice to the other Parties describing the Affected Performance, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact on all affected Parties of such condition, including, without limitation, implementing disaster recovery procedures. The Parties agree that the Party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the force majeure events and recommence the Affected Performance. If the delay caused by the force majeure event lasts for more than fifteen (15) days, the Parties shall negotiate an equitable amendment to this Agreement with respect to the Affected Performance. If the Parties are unable to agree upon an equitable amendment within ten (10) days after such fifteen (15)-day period has expired, then any affected Party(s) shall be entitled to serve on the other Party(s) a written notice of termination, specifying that portion of this Agreement that is being so terminated and the date of which such termination will be effective (which termination date shall be not less than thirty (30) days after the date on which the notice of termination is received by the other Party(s)), with respect to only the Affected Performance. The remaining portion of this Agreement that does not involve the Affected Performance shall continue in full force and effect. To the extent applicable, all Parties shall be entitled to be paid for that portion of the Affected Performance which it completed through such termination date.
ARTICLE VII
DISPUTE RESOLUTION
     Section 7.1 Dispute Resolution Procedures. If, prior to the expiration or termination of this Agreement, and prior to notice of termination given by either FISLLC or LSI, on the one hand, to FNT or RMSS, on the other hand, or vice versa, a dispute arises between FISLLC or LSI, on the one hand, and FNT or RMSS, on the other hand, with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (other than disputes regarding a Party’s compliance with the provisions of Section 3.2 or Article V (regarding Confidentiality)), such dispute shall be settled as set forth in this Article. If either FISLLC or

LSI, on the one hand, and FNT or RMSS, on the other hand, exercises its right to initiate the dispute resolution procedures under this Section, then during such procedure any time periods providing for termination of this Agreement or curing any material breach pursuant to the terms of this Agreement shall be suspended automatically, except with respect to any termination or breach arising out of any failure to make any undisputed timely and complete payments under this Agreement. At such time as the dispute is resolved, if such dispute involved the payment of monies, interest at a rate equal to the sum of (i) the prime rate as published in the Money Rates table in The Wall Street Journal on the date the dispute is resolved (or the prior date on which The Wall Street Journal was published if not published on the date the dispute was resolved) plus (ii) one percentage point, accrued for the period of dispute shall be paid to the Party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or repaid) in settlement of the dispute. Disputes arising under Section 3.2 or Article V (regarding Confidentiality) may be resolved by judicial recourse or in any other manner agreed by the Parties.
     Section 7.2 Escalation Procedures.
               7.2.1 Initial Escalation. Each of the Parties shall escalate and negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved between or among the Parties at the level where the issue is discovered and has immediate impact (excluding issues of title to work product, which shall be initially addressed at the general counsel level). To this end, each Party shall escalate any and all unresolved disputes or claims in accordance with this Section at any time. Escalation shall be by written notice to the other Parties and to the individuals responsible for the administration of the relationship reflected in this Agreement. Such individuals shall attempt to resolve the dispute within ten (10) days of the initial communication between them on the topic of the dispute. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. If the persons responsible for the administration of the relationship reflected in this Agreement do not resolve the underlying dispute within ten (10) days of its escalation to them, then any Party may notify the other Parties in writing that he/she desires to elevate the dispute or claim to the President of FIS and the President of FNT or their designated representative(s) for resolution.
               7.2.2 Binding Arbitration. Upon receipt by a Party of a written notice escalating the dispute to the company president level, the President of FIS and the President of FNT or their designated representative(s) shall promptly communicate with his/her counterpart, negotiate in good faith and use reasonable efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, such representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. If the Parties have not resolved the dispute within ten (10) days after receipt of the notice elevating the dispute to this level, then the involved Parties may once again escalate the dispute to binding arbitration.
               7.2.3 Proprietary Discussions. All discussions and correspondence among the representatives for purposes of these negotiations shall be treated as Proprietary Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between or among the Parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.
     Section 7.3 Arbitration Procedures.
               7.3.1 Initiation by Any Party. If a claim, controversy or dispute between or among the Parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (and not otherwise excepted), has not been timely resolved pursuant to the foregoing escalation process, upon notice any relevant Party may initiate binding arbitration of the issue in accordance with the following procedures.
               7.3.2 Notice of Arbitration. Any relevant Party may request arbitration by giving the other Parties written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. Such arbitration shall be governed by the then current version of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The Arbitration will be conducted in Jacksonville, Florida in front of one mutually agreed upon arbitrator.
               7.3.3 Expenses. Each Party shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys’ fees and costs of all experts and witnesses. Unless the award provides otherwise, the fees and expenses of the arbitration procedures, including the fees of the arbitrator or arbitrators, will be shared equally by the involved Parties.
               7.3.4 Final and Binding. Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the Parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Property Damage. Subject to Article IX, each Party (in this context, the “Indemnitor”) agrees to indemnify, defend and hold harmless the other Parties and their respective officers, directors, employees, and affiliates (including, where applicable, the FISLLC Subsidiaries and the FNT Subsidiaries), and agents (collectively, in this context, the “Indemnitees”) from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising from or in connection with the damage, loss (including theft) or destruction of any real property or tangible personal property of the indemnified Party(s) resulting from the actions or inactions of any employee, agent or subcontractor of the indemnifying Party insofar as such damage arises out of or is ancillary to fulfilling its obligations under this Agreement and to the extent such damage is due to any negligence, breach of statutory duty, omission or default of the indemnifying Party, its employees, agents or subcontractors.

     Section 8.2 eLender Software Damages and Claims.
               8.2.1 eLender Software Third Party Claims. Subject to Article IX, each Party (in this context, the “Indemnitor”) agrees to indemnify, defend and hold harmless the other Parties and their respective officers, directors, employees, and affiliates (including, where applicable, the FISLLC Subsidiaries and the FNT Subsidiaries), and agents (collectively, in this context, the “Indemnitees”) from any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising from or in connection with claims of third parties against any of the Indemnitees based on any Indemnitor use of, or related Indemnitor representations or assurances with respect to, the eLender Software to such third party (or any derivative work developed by or for the Indemnitor).
               8.2.2 eLender Software Breach. LSI shall defend, indemnify, and hold harmless RMSS against all costs, expenses and losses (including reasonable attorneys’ fees and costs) incurred by reason of claims of third parties arising from the breach of Sections 2.1.2, 2.1.3, or 2.1.4.
     Section 8.3 Infringement of LSI Processes. FISLLC agrees to defend at its own expense, any claim or action brought by any third party against FNT and/or against its officers, directors, and employees and affiliates, for actual or alleged infringement within the United States of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the LSI Processes (except to the extent such infringement claim is caused by FNT-specified LSI Modifications to the LSI Processes which could not have been made in a non-infringing manner) or caused by the combination of LSI Processes with software or hardware provided, specified or approved by FISLLC (the “Indemnified LSI Processes”). FNT, at its sole discretion and cost, may participate in the defense and all negotiations for its settlement or compromise. FISLLC further agrees to indemnify and hold FNT and its officers, directors, employees and affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys’ fees) associated with any such claim or action incurred by FNT. FISLLC shall conduct and control the defense of any such claim or action and negotiations for its settlement or compromise, by the payment of money. FISLLC shall give FNT, and FNT shall give FISLLC, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against FISLLC or FNT, as appropriate, or any other user or any supplier of components of the Indemnified LSI Processes, which could have an adverse impact on FNT’s use of same, provided FISLLC or FNT, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the Indemnified LSI Processes (or any component thereof) is held to constitute an infringement or violation of any other party’s intellectual property rights and is enjoined, FISLLC shall at its sole option take one or more of the following actions at no additional cost to FNT: (i) procure the right to continue the use of the same without material interruption for FNT; (ii) replace the same with non-infringing software; (iii) modify said Indemnified LSI Processes so as to be non-infringing; or (iv) take back the infringing Indemnified LSI Processes and credit FNT with an amount equal to its prepaid but unused license fees hereunder. The foregoing represents the sole and exclusive remedy of FNT for infringement or alleged infringement.
     Section 8.4 Infringement of FNT Out of Scope LSI License and LSI Services. FNT agrees to defend at its own expense, any claim or action brought by any third party against FISLLC and/or against its officers, directors, and employees and affiliates, for actual or alleged infringement within the United States of any patent, copyright or other intellectual property right

     (including, but not limited to, misappropriation of trade secrets) based upon the FNT services on behalf of the Permitted Subsidiaries in the Geographic Area that are outside the permitted scope of the LSI License and the LSI Services (“Indemnified Out of Scope LSI License and Services”). FISLLC, at its sole discretion and cost, may participate in the defense and all negotiations for its settlement or compromise. FNT further agrees to indemnify and hold FISLLC and its officers, directors, employees and affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys’ fees) associated with any such claim or action incurred by FISLLC. FNT shall conduct and control the defense of any such claim or action and negotiations for its settlement or compromise, by the payment of money. FNT shall give FISLLC, and FISLLC shall give FNT, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against FNT or FISLLC, as appropriate, or any other user or any supplier of components of the Indemnified Out of Scope LSI License and Services, provided FNT or FISLLC, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the Indemnified Out of Scope LSI License and Services (or any component thereof) is held to constitute an infringement or violation of any other party’s intellectual property rights and is enjoined, FNT shall at its sole option take one or more of the following actions at no additional cost to FISLLC: (i) procure the right to continue the use of the same without material interruption for FISLLC; (ii) replace the same with non-infringing software; or (iii) modify said Indemnified Out of Scope LSI License and Services as to be non-infringing. The foregoing represents the sole and exclusive remedy of FNT for infringement or alleged infringement.
ARTICLE IX
LIMITATION OF LIABILITY
WITH RESPECT TO MATTERS RELATING TO ARTICLE II AND THE DEVELOPMENT OF THE eLENDER SOFTWARE, EACH PARTY SHALL BE LIABLE TO THE OTHER FOR ALL DIRECT DAMAGES ARISING OUT OF OR RELATED TO ANY CLAIMS, ACTIONS, LOSSES, COSTS, DAMAGES AND EXPENSES RELATED TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. EXCEPT TO THE EXTENT ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BY REASON OF AN INDEMNITY OBLIGATION HEREUNDER OR BY REASON OF A BREACH OF WARRANTY, ANY PARTY’S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION WHETHER BASED IN CONTRACT, TORT OR OTHERWISE WHICH ARISES UNDER OR IS RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE OTHER PARTY(S)’S DIRECT OUT-OF-POCKET DAMAGES, ACTUALLY INCURRED, PROVIDED, HOWEVER, THAT (I) IN THE CASE OF DAMAGES ARISING OUT OF OR IN CONNECTION WITH ARTICLE I OR ARTICLE II OR OTHERWISE RELATED TO THE OWNERSHIP, DEVELOPMENT OR MAINTENANCE OF THE eLENDER SOFTWARE, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF ANY PARTY TO THE OTHER(S) FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT, EQUITY, NEGLIGENCE OR OTHERWISE EXCEED THE AMOUNT OF FEES PAID BY RMSS TO LSI PURSUANT TO ARTICLE TWO OVER THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY, AND (II) IN THE CASE OF DAMAGES ARISING OUT OF OR IN CONNECTION WITH ARTICLE III OR OTHERWISE RELATED TO THE LSI PROCESSES OR THE LSI LICENSE, IN NO EVENT SHALL THE

AGGREGATE LIABILITY OF ANY PARTY TO THE OTHER(S) FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT, EQUITY, NEGLIGENCE OR OTHERWISE EXCEED NO CIRCUMSTANCES SHALL EXCEED THE AMOUNT PAID BY FNT TO FISLLC PURSUANT TO ARTICLE III FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Survival and Effect of Expiration or Termination of Particular Provisions.
               10.1.1 Expiration and Termination of Particular Provisions. The expiration or termination of any particular Article or Section of this Agreement shall not affect the continued effectiveness of any of the remaining provisions of this Agreement that have so expired or terminated.
               10.1.2 Survival. Notwithstanding anything to the contrary in this Agreement, the following provisions shall survive the expiration or termination of this Agreement: Sections 1.1.2 and 2.10 (regarding Ownership Rights in eLenderSolutions), Section 2.10.3 (regarding Joint Ownership and Filing Cooperation with respect to the eLender Software), Section 3.7 (regarding Payments), Section 3.7.4 (regarding Taxes), Section 3.8 (regarding Ownership Rights in the LSI Processes and the LSI Documentation), Article V (regarding Confidentiality), VII (regarding Dispute Resolution), and Article IX (regarding Limitation of Liability).
     Section 10.2 Currency. All fees and charges listed and referred to in this Agreement are stated in and shall be paid in United States Dollars.
     Section 10.3 Notices. Except as otherwise provided under this Agreement or in the schedules and exhibits hereto, all notices, demands or requests or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be deemed to have been duly given when received by the designated recipient. Written notice may be delivered in person, sent by commercially acceptable electronic or telefax means (provided that receipt is immediately confirmed by telephone) or sent via reputable courier service, and in each case addressed as set forth below:

If to FNT or RMSS:	Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attn: President

With a copy to:	Rocky Mountain Support Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attn: General Counsel

If to FISLLC or LSI:	LSI Title Company
17911 Von Karman Ave.
Irvine, CA 92614
Attn: President

with a copy to:	Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attn: General Counsel
The address to which such notices, demands, requests, elections or other communications are to be given by any Party may be changed by written notice given by such Party to the other Parties pursuant to this Section.
     Section 10.4 Press Releases. The Parties shall consult with each other in preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a “Press Release”). No Party shall issue or cause the publication of any such Press Release without the prior written consent of the other Parties; except that nothing herein will prohibit any Party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such Party or its affiliates, in which case the Party wishing to make such disclosure will, if practicable under the circumstances, notify the other Parties of the proposed time of issuance of such Press Release and consult with and allow the other Parties reasonable time to comment on such Press Release in advance of its issuance.
     Section 10.5 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and the agreements referenced herein as being incorporated by reference herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes and integrates all prior and contemporaneous agreements, representations and understandings of the Parties, oral and written, pertaining to the subject matter hereof. Without limiting the foregoing, the Parties expressly acknowledge that this Agreement, together with the exhibits and schedules hereto, is intended to amend and restate the Prior Agreements in their entirety, and upon the effectiveness of this Agreement, each of the Prior Agreements shall be deemed to have been superseded and replaced in its entirety by this Agreement.
     Section 10.6 Amendments and Waivers. This Agreement may be amended only by written agreement signed by duly authorized representatives of all of the Parties. No supplement, modification, amendment or waiver of any provisions of this Agreement, and no consent to any default under this Agreement, shall be effective unless the same shall be in writing and signed by or on behalf of all Parties. No course of dealing or failure of a Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by any Party of any default shall not be deemed a waiver of any prior or subsequent default of the same or other provisions of this Agreement or any other default.

     Section 10.7 Third Party Beneficiaries. Except as set forth herein, the provisions of this Agreement are for the benefit of the Parties and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.
     Section 10.8 Construction. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.
     Section 10.9 Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity in case of any breach or threatened breach by the other Parties of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.
     Section 10.10 Severability. Provided FNT on behalf of the Permitted Subsidiaries retains quiet enjoyment of the LSI Processes, if any one or more of the provisions contained herein shall for any reason be held to be invalid or unenforceable in any respect by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or operation of any other provision of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of any of the Parties under this Agreement or any exhibit or schedule, in which case the unenforceable portion shall be replaced by one that reflects the Parties’ original intent as closely as possible while remaining enforceable.
     Section 10.11 Assignment. Except as set forth herein, no Party may sell, assign, convey, or transfer the licenses granted hereunder, or any of such Party’s rights or interests, or delegate any of its obligations hereunder, without the written consent of each of the other Parties. Any Party may assign this Agreement to any Subsidiary that is not a Competitor, except that the assigning Party shall remain responsible for all obligations under this Agreement including the payment of fees. Any permitted assignment hereunder shall be conditioned upon the understanding that this Agreement shall be binding upon the assigning Party’s successors and assigns. This Agreement is binding on the successors and assigns of each Party.
     Section 10.12 No Joint Venture. Nothing herein is intended to create, and shall not be asserted or construed to create, a joint venture, partnership or agency of any nature among any of the Parties. Except as specifically set forth herein, each Party assumes sole and full responsibility for its acts and the acts of its directors, officers, employees, agents and affiliates. No Party has any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate any other Party in any manner whatsoever except as specifically set forth herein.

     Section 10.13 Governing Law; Consent to Jurisdiction and Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. Each of the Parties agree that the only circumstance in which disputes among them, not otherwise excepted from the resolution process described in Article VII, will not be subject to the provisions of Section 7.2 is where a Party makes a good faith determination that a breach of the terms of this Agreement by one or more of the other Parties requires prompt and equitable relief. Each of the Parties submits to the personal jurisdiction of any state or federal court sitting in Jacksonville, Florida for the purpose of adjudication of all matters arising hereunder or relating hereto which may be the subject of litigation among the Parties. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or to other security that might be required of such Party with respect thereto. A Party may make service on the other Parties by sending or delivering a copy of the process to the Parties to be served at the address set forth in Section 10.3 above. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
     Section 10.14 Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.
     Section 10.15 Effectiveness. Notwithstanding the date on which this Agreement is executed or delivered, this Agreement shall become effective as of the date and time set forth above as the Effective Date.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above by their duly authorized representatives.

FIDELITY NATIONAL INFORMATION SERVICES, LLC
By	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Senior Vice President

FIDELITY NATIONAL TITLE GROUP, INC.
By	/s/ Gary R. Urquhart
	Name:	Gary R. Urquhart
	Title:	Executive Vice President

LSI TITLE COMPANY
By	/s/ Todd C. Johnson
	Name:	Todd C. Johnson
	Title:	Authorized Officer

ROCKY MOUNTAIN SUPPORT SERVICES, INC.
By	/s/ Todd C. Johnson
	Name:	Todd C. Johnson
	Title:	Authorized Officer

SCHEDULE A
Definitions
As used in this Agreement, the following capitalized terms have the meanings indicated:
“Accepted” and “Acceptance” has the meaning ascribed thereto in Section 2.3.2.
“Affected Performance” has the meaning ascribed thereto in Section 6.1.
“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banking institutions in the State of Florida are authorized by law to close.
“Competitor” means, with respect to any Party, a Person offering a product that competes with the Party’s major lines of business. For sake of clarification, (i) for LSI, “Competitor” means a natural or legal person offering a product that competes the LSI Processes, (ii) for FNT, “Competitor” means a natural or legal person that writes or offers title insurance, and (iii) for FISLLC, “Competitor” means a natural or legal person that provides core processing for financial institutions, card issuer and transaction processing services, mortgage loan processing and mortgage-related information products, and outsourcing services to financial institutions, retailers, mortgage lenders and real estate professionals.
“day” or “Day” or “days” or “Days” means, as the context may require, a calendar day, unless otherwise specified.
“Effective Date” means March 4, 2005.
“eLender Development Term” has the meaning ascribed thereto in Section 2.7.
“eLender Documentation” means the basic documentation describing and relating to the eLender Software.
“eLender Software” has the meaning ascribed thereto in the Preambles of this Agreement.
“eLenderSolutions” has the meaning ascribed thereto in the Preambles of this Agreement, as more particularly described on Schedule B.
“eLender Specifications” has the meaning ascribed thereto in the Preambles of this Agreement, as more particularly described on Schedule C.
“eLender Work Product” has the meaning ascribed thereto in Section 2.4.
“Escalation Procedures” means the procedures described in Section 7.2.

i

“FIS” means Fidelity National Information Services, Inc., a Georgia corporation and the parent company of FISLLC.
“FISLLC” means Fidelity National Information Services, LLC, a Delaware limited liability company.
“FNF” means Fidelity National Financial, Inc., a Delaware corporation.
“FNT” means Fidelity National Title Group, Inc., a Delaware corporation
“Geographic Area” means the counties listed on Schedule G, as amended from time to time pursuant to Article III.
“Indemnified LSI Processes” has the meaning ascribed thereto in Section 8.3.
“Indemnified Out of Scope LSI License and Services” has the meaning ascribed thereto in Section 8.4.
“Indemnitees” has the meaning ascribed thereto in Sections 8.1 and 8.2.
“Indemnitor” has the meaning ascribed thereto in Sections 8.1 and 8.2.
“LSI” means LSI Title Company, a California corporation and a subsidiary of FISLLC.
“LSI Documentation” means FISLLC’s standard documentation describing the LSI Processes.
“LSI License” has the meaning ascribed thereto in Section 3.1.1.
“LSI License and Services Term” has the meaning ascribed thereto in Section 3.5.
“LSI Modification” means any customization, enhancement, modification or change made to the LSI Processes and the LSI Documentation under this Agreement.
“LSI Process Equipment” has the meaning ascribed thereto in Section 3.3.
“LSI Processes” means those business processes described on Schedule F.
“LSI Services” has the meaning ascribed thereto in Section 3.3.
“Party” or “Parties”, as the context may require, means each of FISLLC, LSI, FNT, and RMSS, and any other Person that may become a Party to this Agreement.
“Permitted Subsidiaries” has the meaning ascribed thereto in Section 3.1, as identified on Schedule H.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency, or political subdivision thereof.
“Press Release” has the meaning ascribed thereto in Section 10.4.
“Prior Agreement” or “Prior Agreements”, as the context may require, means the Prior Joint Ownership Agreement, the Prior Software Development Agreement, and the Prior LSA Agreement.
“Prior LSA Agreement” means the License and Services Agreement dated as of March 4, 2005, between FISLLC and FNF, as the parent company of FNT and its subsidiaries, as assigned by FNF to FNT and novated between FNT and FISLLC as of September 27, 2005, and as amended and restated as of February 1, 2006, between FNT and FISLLC, with respect to the use of certain software and the provision of certain services relating to the LSI business.
“Prior Joint Ownership Agreement” means the Cross Conveyance and Joint Ownership Agreement dated as of March 4, 2005, as amended and restated as of September 14, 2005, and as further amended and restated as of February 1, 2006, between LSI and RMSS, with respect to the shared ownership of eLenderSolutions.
“Prior Software Development Agreement” means the eLender Solutions Software Development and Property Allocation Agreement dated as of March 4, 2005, as amended and restated as of November 22, 2005, and as further amended and restated as of February 1, 2006, between LSI and RMSS, with respect to the development of the eLender Software.
“Proprietary Information” means all information disclosed by or for any Party to one or more other Party during the negotiations hereof and/or learned by reason of the relationship established hereunder or pursuant hereto, including, without limitation, the eLenderSolutions Software, the eLender Documentation, the LSI Processes, the LSI Documentation, the LSI Modifications and all information, data and designs related thereto. Information relating to each Party’s business, plans, affiliates or customers shall also be deemed “Proprietary Information” for purposes of this Agreement. “Proprietary Information” shall also include all “non-public personal information” as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the “GLB Act”), as the same may be amended from time to time, that FISLLC receives from or at the direction of FNT and that concerns any of FNT’s “customers” and/or “consumers” (as defined in the GLB Act).
“Release 1.0 of the eLender Software” has the meaning ascribed thereto in the Preambles of this Agreement.
“RMSS” means Rocky Mountain Support Services, Inc., an Arizona corporation and a subsidiary of FNT.
“Starters Agreement” means the Amended and Restated Starters Repository Access Agreement dated as of February 1, 2006 between FNT and FIS.

“Subsidiary” means, with respect to any party, any corporation, partnership, company or other entity of which such party controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
relating to eLender Services Agreement effective as of March 4, 2005

Effective Date of Assignment,
Assumption and Amendment:	Asset Contribution Date (hereinafter defined)

Assignor:	Fidelity National Information Services, LLC,
a Delaware limited liability company

Assignee:	Lenders Processing Services, Inc.
a Delaware corporation
RECITALS
     WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution and Distribution Agreement dated as of June 13, 2008 (as heretofore or hereafter amended, the “Contribution Agreement”), between Assignee and Fidelity National Information Services, Inc., a Georgia corporation and the parent company of Assignor, Assignor has agreed to assign, and Assignee has agreed to assume, the Amended and Restated eLender Services Agreement effective as of March 4, 2005 (the “eLender Agreement”) among Assignor and LSI Title Company, a California corporation (“LSI”), on the one hand; and Fidelity National Financial, Inc. (fka Fidelity National Title Group, Inc.), a Delaware corporation (“FNF”), and Rocky Mountain Support Services, Inc., an Arizona corporation and a subsidiary of FNF (“RMSS”), on the other hand; and
     WHEREAS, in connection with such assignment and assumption, the parties wish to amend the eLender Agreement to provide a fixed termination date of July 1, 2009; and
     WHEREAS, to effect such assignment, assumption and amendment on the terms and conditions set forth herein, the Parties are entering into this Assignment, Assumption and Amendment Agreement (this “Agreement”), effective as of the Asset Contribution Date; and
     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the eLender Agreement.
     2. Transfer and Assignment. Assignor does hereby convey, transfer, grant, assign and deliver to Assignee, effective as of the Asset Contribution Date (hereinafter defined), all of Assignor’s rights, title and interest in and to the eLender Agreement. Assignee has been provided with (or Assignor will contemporaneously herewith provide Assignee with) a true, correct, and complete copy of the eLender Agreement, together with all modifications, amendments, supplements and extensions thereto. Upon effectiveness of this Agreement, Assignor will have no further obligations or duties under the eLender Agreement. From and after the date of effectiveness of this Agreement, FNF and RMSS will look solely to Assignee for the payment and performance of all assigned obligations and satisfaction of all assigned liabilities under the eLender Agreement.

I

     3. Acceptance and Assumption. Assignee hereby accepts the assignment from Assignor of the eLender Agreement, effective as of the Asset Contribution Date, and as of such Date, Assignee assumes and agrees to be bound by, and to pay, perform and otherwise discharge the obligations and liabilities of Assignor under, the eLender Agreement.
     4. Amendment to the eLender Agreement. This Agreement shall be deemed to be an assignment of and amendment to the eLender Agreement and shall not be construed in any way as a replacement or substitution therefor. All of the terms and provisions of this Agreement are hereby incorporated into the eLender Agreement as if such terms and provisions were set forth therein in full. Subject to the foregoing and to the terms hereof, the parties hereby agree that the eLender Agreement is hereby amended as follows:
     (a) Term. Section 3.5 of the eLender Agreement is hereby amended by deleting the words “...earlier of either...” in the third line and substituting in its stead the following text: “...earliest of (i) July 1, 2009, ...”, and by renumbering existing subparagraphs (i) and (ii) instead to (ii) and (iii). For all purposes, the provisions of Article III shall expire no later than July 1, 2009. The parties acknowledge that the eLender Development Term, as described in Article II of the eLender Agreement, expired on December 31, 2007.
     (b) Termination. Section 3.6 of the eLender Agreement is hereby amended by deleting Sections 3.6.8 and 3.6.9 in their entirety.
     (c) Competitor. The definition of “Competitor” in Schedule A of the eLender Agreement is hereby amended by deleting subsection (iii) in the defined term “Competitor” in its entirety and substituting in its stead the following text: “...(iii) for LPS, “Competitor” means a natural or legal person that provides mortgage loan processing and mortgage-related information products, and outsourcing services to mortgage lenders and real estate professionals”.
     (d) Notices. Section 10.3 of the eLender Agreement is hereby amended by deleting the existing addressees and addresses and substituting in their stead the following:

If to FNF or RMSS:	Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attn: President

With a copy to:	Rocky Mountain Support Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attn: General Counsel

II

If to LPS or LSI:	LSI Title Company
17911 Von Karman Ave.
Irvine, CA 92614
Attn: President

with a copy to:	Lender Processing Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attn: General Counsel
     5. Further Assurances. Each of the parties shall execute and deliver to the other party such further instruments and shall take such further action as such other party may from time to time reasonably request in order to carry out the provisions and intent of, and to confirm that the parties are entitled to the benefits of, this Agreement and the assignment and amendment of the eLender Agreement, and neither party shall act or permit any action prejudicial to or inconsistent with this assignment, assumption and amendment of the eLender Agreement.
     6. Representations of the Parties. Each of the parties represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder, and (ii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
     7. Effect on Other Agreements; no Conflict With eLender Agreement. Except as expressly set forth herein, nothing contained in this Agreement shall be deemed to supersede, amend or otherwise affect any of the terms, conditions or provisions of the eLender Agreement or any rights or obligations of the parties under the eLender Agreement, and to the extent of any conflict between the eLender Agreement and this Agreement, the terms and provisions of the eLender Agreement shall prevail. Upon the effectiveness of this Agreement, and on and after the date of such effectiveness, each reference in the eLender Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the eLender Agreement in any other document shall mean and be a reference to the eLender Agreement as amended hereby.
     8. Successors and Assigns; Amendments; Counterparts. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be changed, modified or terminated only by an instrument in writing signed by each of the parties hereto (excluding, after the date of effectiveness of this Agreement, Assignor). This Agreement may be executed in counterparts (including by facsimile transmission), each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     9. Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law principles.

III

     10. Beneficial Transfer. Notwithstanding any other terms or provisions herein contained or in the eLender Agreement, if this Agreement is not effective, in whole or in part, with regard to the eLender Agreement due to the failure of either party to obtain any consent or approval of, or notify, register or make any filing with, or take any other action required or requested by, any governmental authority or other entity or person, then the parties agree that each of them shall execute and deliver such other documents, and take such other action, as is necessary or advisable to cause the rights and benefits of the eLender Agreement to be transferred (or to be deemed to have been transferred) to Assignee as of the Asset Contribution Date.
     11. Effectiveness. Notwithstanding the date hereof, this Agreement shall become effective as of the date and time of the effectiveness of the contribution of assets (the “Asset Contribution Date”) to be made by Fidelity National Information Services, Inc., a Georgia corporation (“FIS”) to Assignee in connection with the FIS’s anticipated spin-off of its lender processing services division into a separate publicly traded company (the “Spin-off”), as more fully described in the Contribution and Distribution Agreement dated as of June 13, 2008 between FIS and Assignee. It is contemplated that the Asset Contribution Date will occur prior to the completion of the Spin-off.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

ASSIGNOR: FIDELITY NATIONAL INFORMATION SERVICES, LLC, a Delaware limited liability company
By
Lee A. Kennedy
President and Chief Executive Officer

ASSIGNEE: LENDERS PROCESSING SERVICES, INC. a Delaware corporation
By
Jeffrey S. Carbiener
President and Chief Executive Officer

LSI TITLE COMPANY, a California corporation
By
Name:
Title:

IV

FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation
By
Michael L. Gravelle
Executive Vice President, Legal

ROCKY MOUNTAIN SUPPORT SERVICES, INC. an Arizona corporation
By
Name:
Title:

V